UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2024

SILVER STAR PROPERTIES REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-41786	26-3455189
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2909 Hillcroft, Suite 420
Houston, Texas 77057
(Address of principal executive offices, including zip code)

(713) 467-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Haddock Employment Agreement

On May 22, 2024 Gerald Haddock, executed a two year employment agreement (the "Haddock Employment Agreement") with Silver Star Properties REIT, Inc. (the "Company") to continue his role as Executive Chairman and Chief Executive Officer. Under the Haddock Employment Agreement, Mr. Haddock will receive an initial base salary of $25,000 per month. The base salary is thereafter increased under the following terms or otherwise determined by the members of the Executive Committee, excluding Mr. Haddock. A summary of compensation arrangements under the Haddock Employment Agreement is below.

•Payment of Initial Exit Financing - On March 27, 2024, the Company's affiliates Silver Star CRE, LLC and Silver Star CRE II, LLC, as co-borrowers, entered into two term loan agreements (together, the "Bankruptcy Exit Facility") as part of Hartman SPE, LLC's, a subsidiary of the Company, Chapter 11 Plan of Reorganization. The repayment of the Bankruptcy Exit Facility and related anticipated costs, but not including any additional principal increases or additions, is approximately $155,000,000. Upon sale of assets securing the Bankruptcy Exit Facility generating net proceeds of $155,000,000, Mr. Haddock shall receive (i) 1,000,000 shares of Company stock with immediate vesting and without forfeiture provisions or restrictions except as required by law (ii) an increase in base salary to $58,000 per month and (iii) a one-time lump sum bonus of $696,000. These items are subject to certain terms, conditions, and events as defined in the Haddock Employment Agreement.

•Change in Control - Upon a Change in Control, as defined by the Haddock Employment Agreement, Mr. Haddock shall receive 2,000,000 shares shares of Company stock with immediate vesting and without forfeiture provisions or restrictions except as required by law. These items are subject to certain terms, conditions, and events as defined in the Haddock Employment Agreement.

•Catch-up Pay - For the months of January 2024, February 2024, March 2024, and April 2024 an amount of $25,000 per month, or $100,000 total. Of the $100,000 total, $40,000 is unpaid and will be due no later than ten days after the effective date of the Haddock Employment Agreement.

The Haddock Employment Agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause. Provided if (i) the agreement is terminated without cause or Mr. Haddock terminates with good reason or (ii) a notice of liquidation or (iii) occurrence of a change in control, items included in the "Payment of "Payment of Initial Exit Financing" paragraph above are due within five business days of the event. If the Haddock Employment Agreement is terminated without cause or Mr. Haddock terminates with good reason, we are required to provide Mr. Haddock with all accrued benefits, and his base salary rate until the earlier of twelve months following the termination date or the end of the term of the Haddock Employment Agreement.

The foregoing description of the Haddock Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Haddock Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Mr. Board Appointment and Employment Agreement

Alex Board has been appointed Principal Accounting Officer and Deputy Chief Financial Officer effective May 16, 2024. Mr. Board, age 34, joined the Company in January 2021 as a Controller and stared his career at PricewaterhouseCoopers in their assurance practice. Mr. Board is a Certified Public Accountant and received a B.B. A. in Finance from the University of Georgia and Master of Accounting from the University of North Carolina - Chapel Hill.

On May 22, 2024, Mr. Board executed a one-year employment with an effective date of May 16, 2024 (the "Board Employment Agreement") with the Company. Under the Board Employment Agreement, Mr. Board will receive an annual base salary for the period equal to $200,000, and thereafter any increase will be determined by the Executive Committee with input from the Company’s compensation consultant. In addition, Mr. Board is eligible to participate in any current or future bonus, incentive, and other compensation plans available to the Company’s executives. The Board Employment Agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. Board with all accrued benefits and his base salary rate until the end of the term of the Board Employment Agreement.

The foregoing description of the Board Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Board Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit Number	Exhibit Description
10.1*	Employment Agreement G. Haddock
10.2*	Employment Agreement A. Board
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Filed herewith.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STAR PROPERTIES REIT, INC.
(Registrant)

By: /s/ Adrienne Collins
Name: Adrienne Collins
Title: General Counsel and Corporate Secretary
Date:  May 22, 2024